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                                                                   Exhibit 10.32

April 8, 2005

Paul Grint, MD

Re: Illumina, Inc. Board Position

Dear Paul,

I am pleased to offer you an appointment to the Board of Directors of Illumina, Inc. You will be appointed to serve in the class of Directors whose term expires in 2007. At that time you will be subject to re-election on a three year term. The effective date of your appointment will be Tuesday, April 12, 2005.

Your compensation as a Board Member will be as specified in Illumina's standard policies for Director Compensation. Specifically, this consists of:

      -     $2,500 as a quarterly retainer.

      -     $2,000 additional compensation for attendance at each board meeting.

      - $1,000 additional compensation for attendance at each committee meeting.

In addition, you will be awarded Illumina stock options according to the following schedule:

      - 20,000 shares of Illumina stock will be awarded to you upon your election to the Board.

      - Thereafter you will receive an additional 10,000 shares at each annual board meeting, provided that you have served on the Board for at least six calendar months prior to the date of the next annual stockholder meeting.

      - These shares will vest over a four (4) year period on an annual vesting basis.

We look forward to working with you as a member of the Board in building a preeminent life sciences company.

Sincerely,

Jay Flatley
President & CEO
Illumina, Inc.

Agreed and accepted.

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